EXHIBIT 12


                    HARLEYSVILLE GROUP INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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



                                                                     Year Ended December 31,
                                               -----------------------------------------------------------------

                                                2002           2001           2000           1999           1998
                                                ----           ----           ----           ----           ----
                                                                     (dollars in thousands)

Income before income taxes and cumulative
   effect of accounting changes
                                                $56,482        $51,800       $57,705        $47,752         $80,441
Fixed charges1                                    6,351          7,151         7,785          7,625           7,727
                                            -----------    -----------    ----------     ----------     -----------
Earnings2                                       $62,833        $58,951       $65,490        $55,377         $88,168
                                            ===========    ===========    ==========     ==========     ===========
Ratio of earnings to fixed charges                 9.89           8.24          8.41           7.26           11.41
                                            ===========    ===========    ==========     ==========     ===========


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1 Fixed charges consist of interest expense on debt plus one-third of rental expense deemed to represent an interest factor.

2 Earnings consist of income before income taxes and cumulative effect of accounting changes plus fixed charges.